Exhibit 1(ii) under Form N-1a
                        Exhibit No. 3(a) under Item 601/Reg SK

                              RIMCO MONUMENT FUNDS


                                Amendment No. 4
                                       to
                              DECLARATION OF TRUST
                              Dated April 1, 1991


     THIS Declaration of Trust is amended as follows:

          Delete the first paragraph of Section 5 of Article III from the Declaration of Trust and substitute in its place the following:

          "Section 5.  Establishment and Designation of Series or Class.

          Without limiting the authority of the Trustees set forth in
          Article XII, Section 8, inter alia, to establish and designate any additional series or class or to modify the rights and preferences of any existing Series or Class, the series shall be, and are established and designated as:

           RIMCO Monument Bond Fund
           RIMCO Monument Prime Money Market Fund
           RIMCO Monument Small Capitalization Equity Fund
           RIMCO Monument Stock Fund
           RIMCO Monument U.S. Treasury Money Market Fund."
     The undersigned Assistant Secretary of RIMCO Monument Funds certifies that the above-stated amendment is a true and correct Amendment to the Declaration of Trust, as adopted by the Trustees of the Trust as of the 16th day of November, 1994.

     WITNESS the due execution hereof this 16th day of November, 1994.



                                        /s/ Jay S. Neuman
                                        Jay S. Neuman